SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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/x/ Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO

SUMMIT GROWTH MANAGEMENT LLC

THE STEVEN G. MIHAYLO TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In a filing dated July 3, 2007, Steven G. Mihaylo (“Mr. Mihaylo”) filed with the Securities and Exchange Commission (the “SEC”) an amendment (the “Schedule 13D Amendment”) to the Schedule 13D, dated March 3, 2006, and filed by Mr. Mihaylo with the SEC on March 6, 2006, as amended, with respect to the common stock, par value $0.001 per share, of Inter-Tel (Delaware), Incorporated, a Delaware corporation (“Inter-Tel” or the “Company”). The Schedule 13D Amendment contained the following disclosure under Item 4 thereof which could be viewed as soliciting material under Regulation 14A of the Securities Exchange Act of 1934, as amended:

July 2, 2007 Letter to the Inter-Tel Board

On July 2, 2007, Mr. Mihaylo sent the following letter to the Inter-Tel Board:

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

July 2, 2007

VIA EMAIL AND FEDERAL EXPRESS

Board of Directors of Inter-Tel

(Delaware), Incorporated

c/o Alex Cappello, Chairman

1615 South 52nd Street

Tempe, Arizona 85281

Dear Members of the Board of Directors:

I am extremely disappointed with the decision of the Special Committee of the Board, without consultation of the full Board, on Friday to postpone the Special Meeting of Stockholders to vote on the proposed buyout by Mitel. Given the substantial public attention received by this transaction over the past two months, I believe stockholders have had sufficient time and information to evaluate the deal in light of the recapitalization alternative I presented and should have been permitted to determine the fate of their investment. The postponement of the vote will subject stockholders to several more weeks of uncertainty and potential exposure resulting from the Company’s current situation. Furthermore, I am also distressed by the Board’s decision to cite uncertainties in the debt markets as a reason for the postponement without consulting RBC Capital Markets, who advised me as recently as Friday that the current events in the debt markets would not impede the execution of its committed financing.

As the Company’s founder and largest stockholder, I am conflicted by my confidence in the Company’s potential for growth and competitiveness, and my concern as to whether the Company’s current leadership has the vision and direction to achieve these ends. In light of these concerns, and with the goals of protecting my investment and providing greater certainty to stockholders, I respectfully request that the Board immediately implement the following proposals:

1. Reduce the size of the Board from eleven to six members consisting of Dr. Anil K. Puri, Kenneth L. Urish, Steven G. Mihaylo and three persons designated by the current Board;

2. Appoint me as Chairman of the Board;

3. Appoint me as interim Chief Executive Officer of the Company until a qualified candidate can be found;

4. Hire an executive search firm to find a Chief Executive Officer suitable to a majority of the newly constituted Board; and

5. Disband the current Special Committee of the Board and form a new Special Committee of the Board, consisting of a majority of my director nominees, issued with an immediate directive to implement my recapitalization proposal unless a superior proposal emerges prior to implementation of the recapitalization.

If these proposals are implemented by the Board, I will withdraw my proxy statement with respect to the 2007 Annual Meeting of Stockholders. Given that the deadline for me to submit advance notice of business with respect to the 2007 Annual Meeting of Stockholders is fast approaching, I respectfully request the Board to notify me of its determination regarding the above proposals no later than 12:00 pm PDT on Thursday, July 5, 2007. I look forward to working with the Board towards the implementation of the above stated proposals and leading the Company with a renewed focus on growth, value and transparent governance.

Sincerely,

/s/ Steven G. Mihaylo

Steven G. Mihaylo

cc:	Joseph J. Giunta
Stephen Alexander

Certain Information Concerning Participants

Stockholders are advised to read the proxy statement and other documents related to the solicitation of proxies filed by Steven G. Mihaylo for use at the 2007 Annual Meeting of Stockholders because they contain important information. The preliminary proxy statement was filed on March 30, 2007, and along with other relevant documents, is available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting MacKenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to the participants in the solicitation of proxies by Mr. Mihaylo is contained in the preliminary proxy statement filed by Mr. Mihaylo with the Securities and Exchange Commission and can be obtained as described above.